Tidal Commodities Trust I POS AM

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2024 with respect to the 2023 financial statements of Hashdex Bitcoin ETF (formerly Hashdex Bitcoin Futures ETF), a series of Tidal Commodities Trust I (formerly a series of Teucrium Commodity Trust), included in the Annual Report of Tidal Commodities Trust I on Form 10-K for the year ended December 31, 2024, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

New York, NY

November 3, 2025